Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On the Closing Date, Above Food, New Above Food, and Merger Sub, closed the Business Combination Agreement with Bite to consummate the Business Combination (as defined below). New Above Food is a direct, wholly owned subsidiary of Above Food and Merger Sub is a direct, wholly owned subsidiary of New Above Food. The Business Combination Agreement was entered into on April 9, 2023 and amended on March 12, 2024. Defined terms included below have the same meaning as terms defined and included in the registration statement of Above Food Ingredients Inc. on Form F-4 (Registration No: 333-275005), as filed with the SEC under Rule 462(b) under the Securities Act (as amended, the Registration Statement/Proxy Statement”).

Bite was a blank check company incorporated in Delaware on September 29, 2020. Bite was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.

Above Food is a Saskatchewan-based innovative food company leveraging its vertically integrated supply chain to deliver differentiated ingredients and consumer products.

New Above Food was incorporated under the laws of Alberta, Canada on April 18, 2023, for the purposes of the Business Combination and has not had material operations from the date of its formation.

Pursuant to the Business Combination Agreement, each of the following transactions occurred in the following order:

1.	Prior to the Closing, Above Food was continued from the laws of Saskatchewan to a corporation under the laws of the Province of Alberta pursuant to the Business Corporations Act (Alberta);

2.	On the Closing Date and pursuant to a Plan of Arrangement, Above Food’s shareholders effected the Share Exchange, pursuant to which, among other things, Above Food’s shareholders contributed to New Above Food all of the issued and outstanding equity of Above Food in exchange for newly issued New Above Food Common Shares, New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, and after giving effect to the Share Exchange, Above Food became a direct, wholly owned subsidiary of New Above Food; and

3.	On the Closing Date and following the completion of the Share Exchange, Merger Sub merged with and into Bite, with Bite surviving as a direct, wholly owned subsidiary of New Above Food (together with the other transactions related thereto, the “Business Combination”).

Pursuant to the Share Exchange, a number of New Above Food Common Shares equal to US $206,000,000 divided by US $10.00 was issued to holders of Above Food’s shares or allocated to holders of certain of Above Food’s options, restricted share units and warrants for issuance upon exercise thereof. Upon completion of the Share Exchange, all of Above Food’s options, restricted share units and warrants that are outstanding immediately prior to the Share Exchange converted, respectively, into options, restricted share units and warrants exercisable for New Above Food Common Shares.

As a result of the Merger, (i) each issued and outstanding share of Bite’s common stock is no longer outstanding and was automatically converted into and exchanged for the right to receive one New Above Food Common Share and (ii) each issued and outstanding warrant to purchase shares of Bite’s common stock is no longer outstanding and was, pursuant to the terms of the Warrant Agreement, dated February 11, 2021, between Bite and Continental, automatically converted into and became one warrant to purchase New Above Food Common Shares, and all rights with respect to shares of Bite’s common stock underlying such warrants was automatically converted into rights with respect to New Above Food Common Shares, in each case, with New Above Food issuing a number of New Above Food Common Shares and warrants in accordance with the Business Combination Agreement.

At the effective time of the Share Exchange, New Above Food (A) issued to the holders of Above Food’s shares an amount of (i) New Above Food Class A Earnout Shares and (ii) New Above Food Class B Earnout Shares, in each case equal to the number of shares of Above Food multiplied by the Above Food Earnout Ratio (as defined below), and (B) allocated to the holders of Above Food’s warrants, for issuance upon exercise thereof, an amount of New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares, in each case equal to the number of shares of Above Food underlying Above Food warrants multiplied by the Above Food Earnout Ratio. All or a portion of the Above Food Earnout Shares will convert into New Above Food Common Shares, if certain conditions are satisfied within five years following the Closing Date, as described in this Registration Statement/Proxy Statement. Unless converted into New Above Food Common Shares as a result of the foregoing conditions being satisfied, the Above Food Earnout Shares shall bear no economic or voting rights other than the right to be redeemed at a price of US $0.00000000001 per share upon certain conditions.

Prior to signing the Business Combination Agreement, Above Food, the Sponsor and certain strategic investors entered into the Convertible Loan Agreement, pursuant to which the Lenders have loaned an aggregate of US $9,200,000 to Above Food. On the Closing Date, a portion of the Loan (as defined in the Convertible Loan Agreement) was converted into a number of New Above Food Common Shares equal to the principal amount of the Loan (plus the interest paid on the Closing Date in the form of New Above Food Common Shares pursuant to the terms of the Convertible Loan Agreement) divided by US $10.00. As of January 31, 2024, an aggregate of US $9,200,000 had been loaned under the Convertible Loan Agreement. As the unaudited pro forma condensed combined statement of operations assumes the close of the transaction on February 1, 2023 (and therefore the conversion of this loan into New Above Food Common Shares), the interest expense recognized with respect to this financing in Above Food’s historical financial statements has been removed. No interest related to the period from February 1, 2024 to the Closing Date has been recognized in the unaudited pro forma condensed combined balance sheet or statements of operations. The amount of New Above Food Common Shares that were issued related to interest incurred and reflected in Above Food’s historical financial statements is 80,704, and the amount of New Above Food Common Shares related to the interest incurred from February 1, 2024 to the Closing Date is 36,681. The latter amount has not been factored into the calculation of the shares to be issued and outstanding at the close of the Business Combination as reflected in the table below or in the earnings per share amounts in the unaudited pro forma condensed combined statements of operations.

After December 31, 2023, there have been two redemptions of common stock with resulting reductions of Bite’s Trust Account which have been reflected in the unaudited pro forma condensed combined financial information:

1. The redemption of 518,880 shares of common stock in connection with the stockholders vote to amend Bite's amended and restated certificate of incorporation on February 13, 2024.

2. The redemption of 2,308,860 shares of common stock in connection with the special meeting of Bite's shareholders held on April 29, 2024.

Prior to the Closing Date, Above Food issued Above Food common shares in exchange for cash proceeds of USD $5.0 million and USD $5.3 million to the seller of Brotalia and Veghouse stockholders, respectively, and for a deposit of USD $3.2 million to Veghouse for future goods or services to be provided to New Above Food.

Upon completion of the Business Combination, Above Food’s existing shareholders, Bite’s public stockholders, Bite’s initial stockholders (including the Sponsor), Brotalia stockholders, Veghouse stockholders, and the Lenders own the following percentages of New Above Food Common Shares, not including the Above Food Earnout Shares. The amount of New Above Food Common Shares to be owned by the Lenders represents the conversion of the USD $4.9 million of lender financing outstanding and the associated USD $1.2 million of interest accrued up to January 31, 2024 into New Above Food Common Shares at a deemed value of USD $10 per share, excluding 36,681 New Above Food Common Shares expected to be issued for the interest accrued from February 1, 2024 to the Closing Date. The equity value outlined below is calculated assuming a share price of USD $10 per share issued.

Holders	New Above Food Common Shares	% of Total
Above Food shareholders	16,609,981	66.71%
Bite initial stockholders	5,790,000	23.25%
Lenders	1,097,385	4.41%
Brotalia stockholders	500,000	2.01%
Veghouse stockholders	852,550	3.42%
Bite public stockholders	50,438	0.20%
Total shares outstanding	24,900,354	100.00%
Total equity value post-redemptions	US $249,003,540

Above Food has certain acquisitions that were either completed after the date of the Pro Forma Consolidated Balance Sheet or completed in connection with the closing of the Business Combination.

In connection with the below acquisitions, no transaction adjustments were made to the pro forma statements as the acquisitions are not considered significant pursuant to Regulation S-X Rule 3-05, individually or in the aggregate.

On September 7, 2021, Above Food entered into the ANF Purchase Agreement with ANF’s majority owner, ANF Holdco LLC, to acquire all membership interests in ANF in four separate tranches. As at January 31, 2024, Above Food has a membership interest of 33.06%. Upon conclusion of the Business Combination, under the terms of a new agreement dated June 21, 2024, Above Food acquired the remaining 66.94% of ANF by issuing 1,604,253 New Above Food Common Shares.

On August 28, 2023, Above Food entered into an asset-purchase agreement pursuant to which Above Food will purchase certain AI-based genomic assets, intellectual property, and trait development technology licensing rights from NRGene Technologies Ltd. (“NRGene”) after the closing of the Business Combination. NRGene will receive a combination of cash and stock-based consideration, as well as royalties from commercialization of specific projects.

On June 13, 2024, Above Food entered into the Purchase Agreement with the owner of Brotalia S.L. to acquire all issued and outstanding share capital of Brotalia, a European-based company that leverages disruptive technologies through its food technology group to revolutionize the production of ingredients and foods.

The table above does not include the New Above Food Common Shares that are issued to ANF and Brotalia of approximately New Above Food Common Shares of 1,604,253 for ANF, and 1,300,000 for Brotalia, respectively. These acquisitions have not been reflected in the pro forma financial information as these acquisitions are not significant under Regulation S-X Rule 3-05.

Basis of Pro Forma Presentation

The following pro forma condensed combined balance sheet of New Above Food as of January 31, 2024 (the “Pro Forma Balance Sheet”) and the unaudited pro forma condensed combined statement of operations of New Above Food for the fiscal year ended January 31, 2024 (the “Year-End Pro Forma Statement of Operations”) were prepared giving effect to the Business Combination and related transactions. The Pro forma condensed combined balance sheet gives effect to the Business Combination as if it occurred on January 31, 2024. The Year-End Pro Forma Statements of Operations gives effect to the Business Combination as if it occurred on February 1, 2023.

The pro forma financial information has been derived from and should be read in conjunction with:

•	Above Food’s audited consolidated financial statements as of and for the years ended January 31, 2024 and 2023, and the related notes;

•	Bite’s audited financial statements as of and for the years ended December 31, 2023 and 2022, and the related notes

Prior to the closing of the Business Combination, New Above Food was a subsidiary of Above Food and its capitalization reflected in its historical balance sheet has been provided by Above Food. Accordingly, the historical balance sheet of New Above Food reflects cash and a loan to related parties, both of which would have been reflected in Above Food's historical consolidated balance sheet. Therefore, the New Above Food's historical balance sheet amounts were not included in the Pro Forma Balance Sheet as doing so would reflect these values twice.

Bite reports its historical financial information in US dollars (US $), while Above Food reports its financial information in Canadian dollars (CAD $). For purposes of this presentation, Bite’s consolidated balance sheet amounts have been translated into CAD $ using an exchange rate of US $1.00 to CAD $1.3226, which was the exchange rate in effect on December 31, 2023. Bite’s consolidated statement of operations have been translated into CAD $ using an average exchange rate of US $1.00 to CAD $1.3497 for the year ended December 31, 2023.

All amounts reported within this pro forma financial information are in Canadian Dollars unless otherwise noted.

For purposes of the presentation of the Transaction Adjustments, all US $ balance sheet and statement operations amounts have been translated using an exchange rate of US $1.00 to $1.3687, which was the exchange rate published by the Bank of Canada as of June 28, 2024.

The Business Combination Agreement contains a minimum cash requirement which is a condition to close that was waived by Above Food in its discretion (this condition is referred to herein as the “Available Cash Condition”). On the Closing Date, Above Food waived the Available Cash Condition. The pro forma financial information does not reflect the receipt of any additional sources of financing as of the Closing Date.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and is presented for illustrative purposes only. The unaudited pro forma condensed combined financial information does not necessarily reflect what New Above Food’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Above Food. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The Pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

It is expected that the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Bite is expected to be treated as the “acquired” company for accounting purposes. Accordingly, the financial statements of New Above Food will represent a continuation of the financial statements of Above Food with the Proposed Transactions treated as the equivalent of Above Food issuing shares for the net assets of Bite, accompanied by a recapitalization. The net assets of Bite will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the transaction will be those of Above Food in future financial reports of New Above Food.

Above Food is expected to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Above Food’s existing shareholders will have the greatest voting interest in New Above Food relative to other shareholders with a 59.74% voting interest, without giving consideration to potential dilutive instruments and New Above Food Common Shares issued to ANF Shareholders, and Brotalia Shareholders;

•	The largest individual minority shareholder of New Above Food is an existing shareholder of Above Food;

•	Above Food’s senior management will be the senior management of New Above Food; and

•	New Above Food’s operations will consist entirely of Above Food’s ongoing business and operations.

The Year-End Pro Forma Statement of Operations present the combination of financial information of Above Food and Bite, after giving effect to the Business Combination and related adjustments described in the accompanying notes. The Year-End Pro Forma Statement of Operations is derived from Above Food’s consolidated statement of operations for the year ended January 31, 2024, and Bite’s statement of operations results for the year ended December 31, 2023. The Pro Forma Balance Sheet is derived from Above Food’s historical consolidated balance sheet as of January 31, 2024 and Bite’s historical balance sheet as of December 31, 2023. As there is less than 90 days of difference between Above Food’s and Bite’s historical financial statements used to derive the pro forma financial information, no adjustments have been made to conform the periods.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JANUARY 31, 2024

	Above Foods BS: As of January 31, 2024 Cdn. $	Bite Acquisition Corp. BS: As of December 31, 2023 Cdn. $	Transaction Accounting Adjustments Cdn. $		Pro Forma BS: As of January 31, 2024 Cdn. $
Assets
Current Assets:
Cash and cash equivalents	952,280	1,253	748,038	1, 3	1,458,159
			14,097,610	1
			(13,880,946)	2
			(460,076)	7
Prepaid Expenses	-	10,509			10,509
Accounts receivable, net	24,028,576	-			24,028,576
Loans receivable	671,500	-			671,500
Inventory	26,009,438	-			26,009,438
Commodity forward contracts	15,187,459	-			15,187,459
Foreign exchange forward contracts	359,973	-			359,973
Other assets	1,227,012	103,312			1,330,324
	68,436,238	115,074	504,626		69,055,938

Investment in Trust Account		40,781,736	(748,038)	1, 3	-
			(40,033,698)	1
Investments in affiliate	5,873,574	-			5,873,574
Property, plan and equipment, net	27,249,328	-			27,249,328
Intangible assets, net	2,448,489	-			2,448,489
Operating lease right-of-use assets	6,745,324	-			6,745,324
Finance right-of-use assets	31,552,824	-			31,552,824
Goodwill	871,174	-			871,174
Due from related parties	-	-			-
Other assets	711,004	-	(675,717)	2	4,450,029
			4,414,742	1
Total Assets	143,887,955	40,896,810	(36,538,085)		148,246,680

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued liabilities	53,101,833	3,013,672			56,115,505
Customer deposit	8,676,662	-			8,676,662
Short-term debt and credit facilities	36,000,000	-	(8,067,190)	4, 5	27,932,810
Bank indebtedness	12,304,272	-			12,304,272
Long-term debt, current portion	30,783,203	-	2,737,400	3	33,520,603
Convertible promissory note at fair value - related party	-	1,222,010	(1,222,010)	6	-
Operating lease liabilities, current portion	1,179,839	-			1,179,839
Finance lease liabilities, current portion	1,190,708	-			1,190,708
Commodity forward contracts	3,250,260	-			3,250,260
Foreign exchange forward contracts	1,346,133	-			1,346,133
Income taxes payable	-	210,820			210,820
Due to (from) related parties	6,017,600	460,076	(460,076)	7	6,017,600
	153,850,510	4,906,578	(7,011,876)		151,745,212

Long-term debt	186,104	-			186,104
Operating lease liabilities	5,434,482	-			5,434,482
Finance lease liabilities	30,428,018	-			30,428,018
Deferred tax liabilities	247,073	473,017			720,090
Earnout liability			71,548,479	13	71,548,479
Private warrant liability	-	10,911	(10,911)	3	-
Derivative warrant liability	-	-	66,411,513	10	74,620,564
			8,209,051	10
Total Liabilities	190,146,187	5,390,506	139,146,256		334,682,949

Common stock subject to possible redemption	-	40,460,006	(426,308)	3	-
			(40,033,698)	1

Shareholders' equity:
Common stock	781	746	(746)	3	781
Share capital	45,777,474		8,067,190	5	(68,915,892)
			1,222,010	6
			(71,548,479)	13
			(151,550,421)	3
			77,885,025	3
			14,097,610	1
			4,414,742	1
			3,466,995	10
			(748,038)	2
Additional paid-in capital	-	2,196,812	(2,196,812)	3	-
Warrants	11,676,046	-	(11,676,046)	3	-
Retained earnings (deficit)	(103,880,258)	(7,151,260)	7,151,260	3	(117,688,883)
			(10,523,182)	2
			(3,285,443)	2
Accumulated other comprehensive income	167,725	-	-		167,725
Total shareholders' equity	(46,258,232)	(4,953,702)	(135,224,335)		(186,436,269)

Total liabilities, redeemable shares and stockholders' deficit	143,887,955	40,896,810	(36,538,085)		148,246,680

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED JANUARY 31, 2024

	Above Foods IS: Year Ended January 31, 2024 Cdn. $	Bite Acquisition Corp. IS: Year Ended December 31, 2023 Cdn. $	Transaction Accounting Adjustments Cdn. $		Pro Forma IS: Year Ended January 31, 2024 Cdn. $

Revenue	368,423,398	-			368,423,398
Cost of sales	374,322,146	-			374,322,146
	(5,898,748)	-			(5,898,748)

Expenses
Selling, general and administrative	34,222,524	4,057,534	3,285,443	2	58,306,107
			10,523,182	2
			5,399,990	8
			817,434	9
Research and development	171,852	-			171,852
Impairment on intangible assets	1,806,337	-			1,806,337
	36,200,713	4,057,534	20,026,049		60,284,296

(Loss) income from operations	(42,099,461)	(4,057,534)	(20,026,049)		(66,183,044)

Other income (expenses)		1,982,471	(1,971,337)	4, 6	11,134
Interest revenue	245,262	1,410,190	(1,410,190)	11	245,262
Interest expense	(7,670,156)	-	1,266,332	4	(6,403,824)
Net finance income (expense)	(7,424,894)	3,392,661	(2,115,195)		(6,147,428)

Net (loss) income before income taxes	(49,524,355)	(664,873)	(22,141,244)		(72,330,472)

Income tax
Current	-	668,514			668,514
Deferred	-	-			-
Equity method investment loss	3,787,927	-			3,787,927

Net (loss) income for the year	(53,312,282)	(1,333,387)	(22,141,244)		(76,786,913)

Weighted average shares outstanding, basic and diluted	77,512,765				24,900,354

Net loss per common share - basic and diluted	(0.69)				(3.08	) 12

NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET AND PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

A.	Derived from Bite’s audited balance sheet as of December 31, 2023, which was prepared in U.S. Dollars and under US GAAP. Bite’s financial statements are presented in U.S. Dollars, while the consolidated financial statements of Above Food are presented in Canadian Dollars. For purposes of the pro forma financial information, the balance sheet of Bite has been translated to Canadian Dollars at the foreign exchange rate of US $1.00 to $1.3226, which was the exchange rate in effect on December 31, 2023.

	Bite Acquisition Corp. BS:			Bite Acquisition Corp. BS:	Bite Acquisition Corp. BS:
	As of December 31, 2023	Presentational		As of December 31, 2023	As of December 31, 2023
	US $	Realignment	Notes	US $	$
Assets
Cash	947			947	1,253
Prepaid expenses	7,946			7,946	10,509
Prepaid income taxes	36,795	(36,795)	[A]	—	—
Deferred business combination costs	41,318	(41,318)		—	—
Other assets	—	78,113	[A]	78,113	103,312
Current assets	87,006			87,006	115,074
Investment in Trust Account	30,834,520			30,834,520	40,781,736
Total assets	30,921,526			30,921,526	40,896,810
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	2,278,597	(2,278,597)	[B]	—	—
Accounts payable and accrued liabilities	—	2,278,597	[B]	2,278,597	3,013,672
Excises taxes payable	12,598	(12,598)	[C]	—	—
Franchise tax payable	146,800	(146,800)	[C]	—	—
Income taxes payable	—	159,398	[C]	159,398	210,820
Due to related party	347,857			347,857	460,076
Convertible promissory note at fair value – related party	923,945			923,945	1,222,010
	3,709,797			3,709,797	4,906,578
Deferred tax liability	357,642			357,642	473,017
Private warrant liability	8,250			8,250	10,911
	4,075,689			4,075,689	5,390,506
Common stock subject to possible redemption	30,591,264			30,591,264	40,460,006
Shareholders’ deficit:
Preferred stock	—			—	—
Common stock	564			564	746
Additional paid-in capital	1,660,980			1,660,980	2,196,812
Accumulated deficit	(5,406,971)	5,406,971	[D]	—	—
Retained earnings (deficit)	—	(5,406,971)	[D]	(5,406,971)	(7,151,260)
Total shareholders’ deficit	(3,745,427)	—		(3,745,427)	(4,953,702)
Total liabilities, redeemable shares and stockholders’ deficit	30,921,526	—		30,921,526	40,896,810

[A]	For presentation purposes, Bite’s prepaid income taxes and deferred business combination costs have been reclassified to other assets to align with Above Food’s presentation.

[B]	For presentation purposes, Bite’s accounts payable and accrued expenses have been reclassified to Accounts payable and accrued liabilities to align with Above Food’s presentation.

[C]	For presentation purposes, Bite’s franchise tax payable and excise taxes payable have been reclassified to income taxes payable to align with Above Food’s presentation.

[D]	For presentation purposes, Bite’s accumulated deficit is reclassified to retained earnings (deficit) to align with Above Food’s presentation.

B.	Derived from the consolidated statement of operations of Bite for the year ended December 31, 2023, which was prepared in U.S. Dollars and under US GAAP. Bite’s financial statements are presented in U.S. Dollars, while the consolidated financial statements of Above Food are presented in Canadian Dollars. For purposes of the pro forma financial information, the statement of income for the year ended December 31, 2023 has been translated to Canadian Dollars at the monthly average exchange rate for 2023 of US $1.00 to $1.3497.

	Bite Acquisition Corp. IS:			Bite Acquisition Corp. IS:	Bite Acquisition Corp. IS:
	Year Ended			Year Ended	Year Ended
	December 31, 2023	Presentational		December 31, 2023	December 31, 2023
	US $	Realignment	Notes	US $	CAD. $
Expenses
Formation and operating costs	2,859,519	(2,859,519)	[A]	—	—
Franchise tax	146,800	(146,800)	[A]	—	—
Selling, general and administrative	—	3,006,319	[A]	3,006,319	4,057,534
Loss from operations	3,006,319	—		3,006,319	4,057,534
Investment income from Trust	1,044,842	(1,044,842)	[B]	—	—
Interest revenue	—	1,044,842	[B]	1,044,842	1,410,190
Change in fair value of private warrants	8,250	(8,250)	[C]	—	—
Change in fair value of convertible promissory notes	1,460,608	(1,460,608)	[C]	—	—
Other expenses	—	1,468,858	[C]	1,468,858	1,982,471
Total other income (expenses)	2,513,700	—		2,513,700	3,392,661
Net (loss) income before income taxes	(492,619)	—		(492,619)	(664,873)
Income tax expense	495,317	—		495,317	668,514
		—
Net loss	(987,936)			(987,936)	(1,333,387)

[A]	For presentation purposes, Bite’s formation and operating costs, and its franchise tax expenses have been reclassified to selling, general and administrative expense to align with Above Food’s presentation.

[B]	For presentation purposes, Bite’s investment income from funds in its Trust account are reclassified to interest revenue to align with Above Food’s presentation.

[C]	For presentation purposes, Bite’s change in fair value of private warrants and change in fair value of convertible notes have been reclassified to other expense to align with Above Food’s presentation.

Transaction Adjustments

1.	After the consummation of the Business Combination, any of Bite’s common stock subject to redemption that was not redeemed was reclassified to share capital, and amounts remaining in Bite’s Trust Account were released to cash and cash equivalents on New Above Food’s balance sheet. After the redemption from Bite’s Trust Account on February 13, 2024 and April 29, 2024 totaling $40.0 million (US $30.3 million), the remaining cash of $0.7 million (US $0.5 million) is reclassified from Bite’s Trust Account to cash and cash equivalents. In addition, prior to the Closing Date, Above Food entered into subscription agreements with Veghouse and the seller of Brotalia pursuant to which Above Food issued 1,352,550 common shares in exchange for cash proceeds of $14.1 million (US $ 10.3 million) and for a deposit of $4.4 million (US $3.2 million) for future goods or services to be provided to New Above Food.

2.	Represents the pro forma adjustment (i) to record the offset of Above Food’s January 31, 2024 deferred stock issuance costs of $0.7 million (US $0.5 million) for legal, accounting, and advisory fees related to the Business Combination to Share Capital and; (ii) to record the direct and incremental transaction costs, totaling $13.9 million (US $10.3 million), incurred by Above Food and Bite upon closing for advisory, banking, legal, accounting fees and deferred underwriting costs associated with the Business Combination. Bite’s costs were recorded as an expense of $10.5 million (USD $7.7 million). As the Business Combination is expected to be recorded as a reverse recapitalization, $0.7 million (USD $0.5 million) are recorded as a reduction to share capital, and $3.4 million (USD $2.4 million) is allocated to liability instruments to be issued by New Above Food and expensed immediately upon the completion of the Business Combination. The amounts expensed are non-recurring expenses.

3.	Reflects the reverse recapitalization at the closing of the Business Combination with the elimination of Bite’s historical temporary and permanent equity with a corresponding adjustment to share capital for Above Food. Accordingly, the Pro Forma Balance Sheet reflects an adjustment to remove accumulated deficit of $7.2 million, additional paid-in capital of $2.2 million and common stock subject to possible redemption of $0.4 million remaining after the Trust Account movements up to the Closing Date. Above Food is considered to have issued New Above Food shares to replace Bite’s outstanding share capital, and warrants, in exchange for the net assets of Bite including Cash and cash equivalents as disclosed in adjustment 1 above. The difference between the fair value of the consideration issued and the net assets acquired is recorded in share capital.

New Above Food issued 5,690,438 shares, valued at $13.69 (US$10) per share. The total share consideration was $77.9 million (US$56.9 million). The SPAC warrants replacements have an estimated fair value of, respectively, $66.4 million (US $48.5 million) (see adjustment 10).

The difference between the fair market value of consideration issued of $144.3 million (US $105.4 million) and Bite’s net liabilities of $4.5 million (US $3.4 million) is recorded in share capital. The reduction in share capital is further illustrated below:

	As at January 31, 2024
	CAD$	US$
Fair value of instruments deemed to have been issued by New Above Food
New Above Food Shares issued	$77,885,025	$56,904,380
Replacement of SPAC warrants(1)	66,411,513	48,521,599
Debt repayable to Sponsor assumed(2)	2,737,400	2,000,000
Total consideration issued to Bite shareholders	147,033,938	107,425,979
Fair value of identifiable net assets of Bite
Cash and equivalents	1,253	947
Prepaid expenses and deposits	10,509	7,946
Other assets	103,312	78,113
Investments held in Trust Account(3)	748,038	546,532
Accounts payable and accrued liabilities	(3,013,672)	(2,278,597)
Convertible promissory note at fair value – related party	(1,222,010)	(923,945)
Due to (from) related parties	(460,076)	(347,857)
Income taxes payable	(210,820)	(159,398)
Deferred tax liabilities	(473,017)	(357,642)
Net liabilities of Bite	(4,516,483)	(3,433,901)
Reduction in share capital	$151,550,421	$110,859,880

(1)	The replacement warrants issued as part of the consideration for this transaction replace Bite’s warrants issued and outstanding prior to the completion of the Business Combination including private warrants of $10,911 (US $8,250). Those replacement warrants are considered a liability of $66.4 million (US $48.5 million), as their exercise price is denominated in U.S. Dollars whereas New Above Food’s functional currency is Canadian Dollars, and these replacement warrants will be revalued to their fair value at each reporting date.

(2)	The remaining Bite’s convertible debt not settled in shares was assumed by New Above Food (see adjustment 6).

(3)	$0.7 million (US $0.5 million) was in the Trust Account of Bite as set out adjustment 1.

4.	Prior to signing the Business Combination Agreement, Above Food, the Sponsor and certain strategic investors entered into the Convertible Loan Agreement, pursuant to which the Lenders have loaned an aggregate of US $9,200,000 to Above Food. A portion of the debt amount of $8.1 million was converted into 1,097,385 New Above Food Common Shares at the close of the transaction with Bite (see adjustment 5). The converted amount was repaid entirely in New Above Food Common Shares (including any associated interest amounts recorded in the Above Food’s historical financial statements). The Year-End Pro Forma Statement of Operations have been adjusted to remove interest expense historically reflected on Convertible Loans as the Business Combination is assumed to have occurred on February 1, 2023.

The Year-End Pro Forma Statement of Operations also reflects a removal of the changes in fair value of convertible promissory notes of $2.0 million (US $1.5 million) recorded by Bite in its historical financial statements as these notes are settled upon conclusion of the Business Combination.

5.	The adjustment reflects the conversion of the outstanding debt and associated interest that are not paid in cash of $8.1 million into New Above Common Shares upon the completion of the Business Combination. A portion of the outstanding principal and associated interest amounts recorded in the Above Food’s historical financial statements are settled in shares of New Above Food. As the transaction is considered a conversion of convertible debt in accordance with its original terms, no gain or loss is recorded on the settlement.

6.	On February 20, 2022, Bite received funding from the Sponsor in the form of a convertible note which matures upon the completion of the Business Combination. This adjustment reflects the settlement of the Sponsor Convertible Promissory Note in 150,000 newly issued shares of New Above Food, 75,000 warrants to purchase shares of New Above Food, and the remaining amount is assumed by New Above Food, which is recorded as an increase in liability of $2.7 million (US $2.0 million) as part of consideration for the reverse recapitalization (see adjustment 3). Contractually, the convertible note is settled in New Above Food shares and warrants to purchase shares of New Above Food up to the outstanding amount of US $1.5 million. As a result of the share settlement, the carrying amount of the convertible note of $1.2 million was recorded as shared capital. As outlined in transaction adjustment 4, the related changes in fair value of convertible promissory notes of $2.0 million (US $1.5 million) recorded by Bite in its historical financial statements has been removed in the Year-End Pro Forma Statement of Operations as the Business Combination is assumed to have occurred on February 1, 2023.

7.	Reflects the settlement of the amounts due to related parties through repayment in cash and cash equivalents from the trust account.

8.	To record one year compensation expense of $5.4 million for 1,514,459 Above Food RSUs and no other restricted shares (collectively, “Restricted Shares”) granted to officers and key employees of the Company. The awards of the Restricted Shares were made in common stock over a vesting period of one and a half to two years that is triggered upon the Business Combination. The Closing date fair value of the Restricted Shares is estimated at $10.8 million using the fair value of the New Above Food’s common shares as of the consummation of the Business Combination.

9.	Reflects accounting for stock options issued by Above Foods that vest over 2 to 3 years starting the consummation of the Business Combination, resulting in compensation expense for the first year recognized on the Year-End Pro Forma Statement of Operations. The Closing Date fair value of the stock options is estimated using the Black-Scholes option pricing model and the following assumptions.

Compensation expense reflected in the Pro Forma statement of operations	$817,434
The value of the stock options was estimated at	$1,706,589
The value of the stock options was determined using the following inputs:
Expected life	2.75 to 3 years
Risk free interest rate	2.82% to 4.07%
Strike price (USD)	6.95 to 26.50
Estimated fair value of the underlying shares (USD)	6.95 to 10.00
Volatility	73% to 75%
Expected dividends	0%
Number of stock options issued	311,306
Number of stock options vested	—
Number of the stock options adjusted on the pro forma statement of operations	134,619

10.	On January 19, 2021, Above Food completed its private placement and issued warrants and broker warrants with an exercise price of $3.75 and $2.00 per share, respectively. Prior to the conclusion of the Business Combination, the broker warrants were exercised on a cashless basis into common shares of Above Food. As a result, Above Food had 11,293,305 warrants as of the Closing Date. The replacement warrants are considered a liability measured at fair value as their exercise price is denominated in U.S. Dollars whereas New Above Food’s functional currency is the Canadian Dollar. The difference of $3.5 million between the estimated fair value of the replacement warrants and the carrying amount of Above Food warrants was recorded in share capital in the Pro Forma Balance Sheet and did not result in a gain or a loss in the pro forma income statement.

The Closing Date fair value of the Above warrants is estimated as of the Pro Forma Balance Sheet date of January 31, 2024 using the Black-Scholes option pricing model and the following assumptions based on the replacement terms:

The value of the warrants was estimated at	$8,209,051
The value of the warrants was determined using the following inputs:
Expected life	0.78 years
Risk free interest rate	4.73%
Strike price for a warrant (USD)	$13.31
Estimated fair value of underlying shares (USD)	$10.00
Volatility	88%
Expected dividends	0%
Number of warrants issued	11,293,305
Number of shares upon exercise	2,375,455

If estimated fair value of underlying shares was 5% higher (lower), the Closing Date fair value recorded in the Pro Forma Balance Sheet would be $1.0 million higher ($0.9 million lower).

If the volatility assumed was 5% point higher (lower), the Closing Date fair value recorded in the Pro Forma Balance Sheet would be $0.6 million higher ($0.6 million lower).

Bite had 10,350,000 SPAC warrants including the 75,000 warrants underlying Sponsor Convertible Promissory Note as of the Closing Date. Upon the conclusion of the Business Combination, the SPAC warrants were converted into warrants exercisable into units that consists of New Above Food Common Shares to purchase New Above Food share, under the pre-existing conversion term of the SPAC warrants. The replacement warrants are considered a liability measured at fair value as their exercise price is denominated in U.S. Dollars whereas New Above Food’s functional currency is the Canadian Dollar. As noted in adjustment 3, the replacement SPAC warrants form as part of the consideration issued to the SPAC in the reverse recapitalization, and the difference between the estimated fair value of the total consideration and the fair value of Bite’s net assets was recorded in share capital in the Pro Forma Balance Sheet and did not result in a gain or a loss in the pro forma income statement.

The Closing Date fair value of the SPAC warrants is estimated as of the Pro Forma Balance Sheet date of January 31, 2024 using the Black-Scholes option pricing model and the following assumptions based on the replacement terms:

The value of the warrants was estimated at	$66,411,513
The value of the warrants was determined using the following inputs:
Expected life	2.50 years
Risk free interest rate	4.16%
Strike price for a warrant (USD)	$11.50
Estimated fair value of underlying shares (USD)	$10.00
Volatility	81%
Expected dividends	0%
Number of warrants issued	10,350,000

If estimated fair value of underlying shares was 5% higher (lower), the Closing Date fair value recorded in the Pro Forma Balance Sheet would be $5.2 million higher ($5.1 million lower).

If the volatility assumed was 5% point higher (lower), the Closing Date fair value recorded in the Pro Forma Balance Sheet would be $3.7 million higher ($3.8 million lower).

While the Above Food warrants and warrants issued to replace the public and private SPAC warrants are measured at fair value, no remeasurement has been reflected in the Year-End Pro Forma Statements of Operations as the Company cannot currently predict the path of New Above Food’s share price, or related volatility, after the Business Combinations occurs. With all the other variables held constant, increases in underlying share price or volatility will generally result in higher fair value of these warrants and a higher liability balance. Changes in fair value and their impact on New Above Food’s consolidated statement of operations in periods after the Business Combination could be significant.

11.	To remove the interest income generated in the Trust Account as the pro forma income statement assumes the amounts are released from Trust Account concurrent with the completion of the transaction.

12.	Earnings per share was calculated pursuant to ASC 260 — Earnings per Share. The weighted average number of shares outstanding in the pro forma income statements is determined as the number of New Above Food’s common shares that will be outstanding upon the completion of the Business Combination. As the Year-End Pro Forma Statement of Operations has a net loss, basic and diluted earnings per share are equal, and the following instruments were excluded from the calculation of diluted pro forma earnings per share:

Options issued to Above Food shareholders — 3,354,941

Restricted shares issued to Above Food employees — 1,514,459

Warrants issued to Above Food shareholders — 11,293,305 (exercisable into 2,375,455 New Above Food common shares)

Earn out shares issued to Above Food shareholders —6,113,742

Bite’s public warrants and private warrants issued to the sponsor — 10,350,000

13.	The New Above Food Class A Earnout Shares and the New Above Food Class B Earnout Shares and will vest if certain conditions are satisfied within five years following the Closing Date. These earnout arrangements are classified as liability due to their settlement amount not being indexed to the issuer’s own equity. The earnout shares will be subsequently revalued at fair value at each reporting date.

The Closing Date fair value of the earnout shares was estimated as of the Pro Forma Balance Sheet date of January 31, 2024 using a Monte-Carlo simulation model and the following assumptions and recorded in the Pro Forma Balance Sheet:

The value of the earnout shares was estimated at	$71,548,479
The value of the earnout shares was determined using the following inputs:
Fair value of underlying shares (USD)	$10.00
Equity Volatility	49.48%
EBITDA Discount rate	16.00%
Risk free interest rate	3.58% – 4.86%
Number of earnout shares issued	6,113,742

If estimated fair value of underlying shares was 5% higher (lower), the Closing Date fair value recorded in the Pro Forma Balance Sheet would be $5.3 million higher (lower).

If the volatility assumed was 5% point higher (lower), the Closing Date fair value recorded in the Pro Forma Balance Sheet would be $1.5 million higher ($1.8 million lower).

While the New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares are measured at fair value, no remeasurement has been reflected in the Year-End Pro Forma Statement of Operations as the Company cannot currently predict the path of New Above Food’s traded share price, or related volatility, after the Business Combinations occurs. With all the other variables held constant, increases in underlying share price or volatility will generally result in higher fair value of the New Above Food Class A Earnout Shares and New Above Food Class B Earnout Shares. Changes in fair value and their impact on New Above Food’s consolidated statement of operations in periods after the Business Combination could be significant.